Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR
CHESAPEAKE ENERGY CORPORATION
LONG TERM INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) entered into as of the grant date set forth on the attached Notice of Grant of Restricted Stock Units and Award Agreement (the “Notice”), by and between Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), and the participant named on the Notice (the “Participant”);
W I T N E S S E T H:
WHEREAS, the Participant is an Employee, and it is important to the Company that the Participant be encouraged to remain an Employee; and
WHEREAS, the Company has previously adopted the Chesapeake Energy Corporation 2014 Long Term Incentive Plan effective as of June 13, 2014, as amended from time to time (the “Plan”); and
WHEREAS, the Company has awarded the Participant Restricted Stock Units under the Plan, as set forth on the Notice, subject to the terms and conditions of this Agreement; and
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:
1.The Plan. The Plan, a copy of which has been made available to the Participant, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below). Any capitalized terms used but not defined in this Agreement have the same meanings given to them in the Plan.
2.Grant of Award. The Company hereby awards to the Participant the number of Restricted Stock Units set forth in the Notice, on the terms and conditions set forth herein and in the Plan (the “Award”). Each Restricted Stock Unit granted pursuant to this Award gives the Participant the right to receive payment, upon satisfaction of the vesting conditions set forth in the Notice and this Agreement, of one share of Common Stock in the manner set forth in Section 5 below.
3.Vesting and Forfeiture.
(a)Vesting. The Restricted Stock Units will vest in accordance with the vesting schedule set forth in the Notice based on the Participant’s continuous employment with or service to the Company, a Subsidiary or an Affiliated Entity.

(b)Forfeiture. In the event the Participant ceases to be an Employee prior to all Restricted Stock Units becoming vested, then any unvested Restricted Stock Units, and any dividends related thereto, shall be absolutely forfeited on the date of termination of service and the Participant shall have no further interest therein of any kind whatsoever.
(c)Acceleration on Death, Disability, Retirement or Involuntary Termination. This Award shall become fully vested upon Participant’s date of termination if the Participant’s termination occurs by reason of Participant’s death. The Committee may also, in its discretion, waive the vesting requirements or permit continued vesting of the Restricted Stock Units in the event of the Participant’s Disability or termination of service due to retirement or involuntary termination (as determined by the Committee in its sole discretion).
4.Nontransferability of Award. A Restricted Stock Unit is not transferable other than by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, a Restricted Stock Unit contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, and may, at the sole discretion of the Committee, result in forfeiture of the Restricted Stock Unit(s) involved in such attempt.
5.Payment. Payment shall be made in the form of a distribution to the Participant of shares of Common Stock equal to the number of vested Restricted Stock Units. Such distribution shall be made to the Participant with respect to a Restricted Stock Unit within sixty (60) days following the vesting date of such Restricted Stock Unit as set forth in the Notice. Provided, that, with respect to non-409A RSUs only, in the event of accelerated vesting in accordance with Section 3, distribution shall be made within sixty (60) days following such accelerated vesting date.
6.Dividends. Subject to the forfeiture provisions in Section 3 herein, the Participant shall have the right to receive dividends on unvested Restricted Stock Units as though the Participant was a shareholder of an equivalent number of shares of Common Stock based on record dates that occur while the Restricted Stock Units remain unvested under this Agreement. The Company will transmit such dividends, net of required taxes pursuant to Section 7, to or for the account of Participant in such manner as the Company determines; provided that the Participant is an Employee as of the dividend payment date.
7.Withholding. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the Restricted Stock Units. Required withholding taxes as determined by the Company associated with this Award must be paid in cash. Provided, however, the Committee may require the Participant to pay such withholding taxes by directing the Company to withhold from the Award the number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of required withholding taxes. The Company in its sole discretion may also withhold any required taxes from dividends paid on the Restricted Stock Units.
8.Amendments. This Award Agreement may be amended by a written agreement signed by the Company and the Participant; provided that the Committee may modify the terms of this Award Agreement without the consent of the Participant in any manner that is not adverse to the Participant.
9.Securities Law Restrictions. Payment of this Award shall not be made in shares of Common Stock unless such issuance is in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant at the time of payment and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Common Stock subject to the Award are being acquired for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such a fact. The Participant acknowledges that any stock certificate representing Common Stock acquired under such circumstances will be issued with a restricted securities legend.

10.	Protection of Business.
(a)    Non-Solicitation. Participant covenants that during the term of his/her employment and for an eighteen (18) month period immediately following the termination of his/her employment for whatever reason, Participant will neither directly nor indirectly induce or attempt to induce any employee of the Company to terminate his or her employment to go to work for any other entity or third party. Participant further agrees that during his/her employment hereunder, and for a period of one (1) year thereafter, Participant shall not directly solicit or contact any established client or customer of the Company with a view to inducing or encouraging such established client or customer to discontinue or curtail any business relationship with the Company. Participant further agrees that he/she will not directly request or advise any established clients, customers or suppliers of the Company to withdraw, curtail or cancel their business with the Company.
(b)    Non-Disclosure of Confidential and Proprietary Information. Participant recognizes that, as a result of his/her employment, he/she will have access to confidential information, trade secrets, proprietary methods and other data which is the property of and integral to the operation and success of the Company and therefore agrees to be bound by the provisions of this Agreement, which the parties agree and acknowledge to be reasonable. Participant acknowledges that he/she will obtain unique benefits from his/her employment and the provisions contained in this Agreement are reasonably necessary to protect the Company’s legitimate business interests, which include, among other things, the substantial relationships between the Company and its clients, referral sources, employees, customers and vendors as well as the goodwill established with these parties over a protracted period of time. Participant agrees that he/she will not divulge to any person; use to the detriment of the Company; or use in any business competitive with or similar to any business of the Company, any of the Company’s trade secrets and/or the Company’s confidential and proprietary information at any time during the term of Participant’s employment or thereafter. A trade secret shall include any formula, pattern, device or compilation of information used by the Company in its business. Trade secrets as well as confidential and proprietary information shall also include, without limitation, internal well valuations, compilation of documents necessary to prepare well valuations, geological data and interpretation of geological data obtained, expectations concerning well profitability, production information, test results, economic projections, financial reports, income statements, balance sheets, general ledgers, accounts receivable, business plans, contracts with customers, suppliers and affiliated companies, the identity of customers and suppliers, and information reflecting their interests, preferences, credit-worthiness, risk characteristics, likely receptivity to solicitation for participation in various transactions, as well as any other business information obtained by Participant, during the course of employment.
11.Participant Misconduct; Compensation Recovery.
(a)    Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee shall have the authority to determine that in the event of serious misconduct by the Participant (including violations of this Agreement, employment agreements, confidentiality or other proprietary matters) or any activity of the Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, the Award may be cancelled, in whole or in part, whether or not vested. The determination of whether the Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion.
(b)    The Award made pursuant to this Agreement is subject to recovery pursuant to the Company’s compensation recovery policy then in effect. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover cash or shares of Common Stock paid to the Participant pursuant to this Award.
12.Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in electronic or written form. If in writing, such notices shall be deemed to have been made (a) if personally delivered in return for a receipt, (b) if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the payroll records of the Company or (c) if provided electronically, provided to Participant at his e-mail address specified in the Company’s or its Affiliated Entity’s records or as other specified pursuant to and in accordance with the Committee’s applicable administrative procedures.
13.Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs,

successors and assigns except as may be limited by the Plan and (ii) governed and construed under the laws of the State of Oklahoma.
14.Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.
15.Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement.
16.Code Section 409A.
(a)    General. This Agreement and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. The Agreement and all Awards shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of the Plan, the Agreement or any Award hereunder be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A.
(b)    Restrictions on 409A RSUs. Other provisions of this Agreement notwithstanding, in the case of any Restricted Stock Units that constitute a “deferral of compensation” under Code Section 409A (“409A RSUs”), the following restrictions shall apply:
(i)Separation from Service. Any payment in settlement of the 409A RSUs that is triggered by a termination of employment hereunder will occur only at such time as Participant has had a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
(ii)Six-Month Delay Rule. The “six-month delay rule” will apply to 409A RSUs if the following four conditions exist:
1.The Participant has a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h));
2.A payment is triggered by the separation from service (but not due to death);

3.The Participant is a “specified employee” under Code Section 409A; and
4.The payment in settlement of the 409A RSUs would otherwise occur within six months after the separation from service.
If the six-month delay rule applies, payment in settlement of 409A RSUs shall instead occur on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier), with interest from the date such payment would otherwise have been made at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment. During the six-month delay period, accelerated payment will be permitted in the event of the Participant’s death and for no other reason (including no acceleration upon a Change of Control) except to the extent permitted under Code Section 409A.
(iii)Change of Control Rule. Any payment in settlement of 409A RSUs triggered by a Change of Control will be made only if, in connection with the Change of Control, there occurs a change in the ownership of the Company, a change in the effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company as all such terms are defined in Treasury Regulation Section 1.409A-3(i)(5). In the event payment in settlement of 409A RSUs is not allowed by operation of this subparagraph (iii), the payment in settlement of the 409A RSUs will be made within sixty (60) days of the earlier to occur of (A) the applicable vesting date set forth in the Notice regardless of the fact that vesting has been accelerated under the Agreement as a result of the Change of Control, or (B) the occurrence of a permissible time or event that could trigger a payment without violating Code Section 409A.
(c)    Other Compliance Provisions. The following provisions apply to Restricted Stock Units (including, if so specified, non-409A RSUs):
(i)    The settlement of 409A RSUs may not be accelerated by the Company except to the extent permitted under Code Section 409A.
(ii)    Any restriction imposed on 409A RSUs hereunder or under the terms of other documents solely to ensure compliance with Code Section 409A shall not be applied to a Restricted Stock Unit that is not a “deferral of compensation” under Code Section 409A.
(iii)    If any mandatory term required for 409A RSUs or non-409A RSUs to avoid tax penalties under Code Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.
(iv)    Each vesting tranche of Restricted Stock Units set forth in the Notice shall be deemed a separate payment for purposes of Code Section 409A.

Notice of Grant of Restricted Stock Units and Award Agreement

Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, OK 73118
ID: 73-1395733

<NAME>	Award Number:	____________________
<ADDRESS>	Plan:	2014 LTIP
<ADDRESS>	ID:	____________________

Effective <date>, you have been granted an award of <number> Restricted Stock Units.  These Restricted Stock Units will vest on the date(s) shown below.

The current total value of the award is $_____________.

The Award will vest in increments on the vesting date(s) shown.

Restricted Stock Units	Vesting Date
_____	mm/dd/yyyy
_____	mm/dd/yyyy
_____	mm/dd/yyyy

By your signature and the Company's signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company's 2014 Long Term Incentive Plan as amended and the Award Agreement, all of which are attached and made a part of this document.

By: _______________________________	_________________________________
Chesapeake Energy Corporation	Participant

Date: ______________________________	Date: ____________________________